Exhibit 99.1

PRESS RELEASE

Level 3 Reports Second Quarter 2013 Results

Second Quarter 2013 Highlights

•                  Core Network Services revenue for the second quarter 2013 grew 2.4 percent year-over-year and 0.9 percent sequentially, on a constant currency basis

•                  Enterprise Core Network Services revenue grew 7.1 percent year-over-year and 2.4 percent sequentially, excluding UK Government revenue and on a constant currency basis

•                  Gross margin expanded to 60.6 percent in the second quarter 2013, up from 59.1 percent in the second quarter 2012

•                  Adjusted EBITDA for the second quarter 2013 was $400 million excluding severance charges, or $387 million as reported. Adjusted EBITDA grew 12 percent year-over-year excluding severance charges in both periods

BROOMFIELD, Colo., July 31, 2013 — Level 3 Communications, Inc. (NYSE: LVLT) reported total revenue of $1.565 billion for the second quarter 2013, compared to $1.586 billion for the second quarter 2012. Total revenue was $1.577 billion for the first quarter 2013.

The net loss for the second quarter 2013 was $24 million, compared to a net loss of $62 million in the second quarter 2012.

For the second quarter 2013, the net loss was $0.11 per share. Included in the net loss were $0.03 per share or $21 million of cash and non-cash severance charges attributable to executive management changes incurred in the second quarter 2013, partially offset by $14 million in other income primarily resulting from foreign currency transaction gains. In the second quarter 2012, the net loss was $0.29 per share.

Adjusted EBITDA was $387 million for the second quarter 2013 and included $13 million in severance and restructuring charges. This compared to $353 million for the second quarter 2012, which included $4 million of severance and restructuring charges. Excluding severance charges in both periods, Adjusted EBITDA grew 12 percent year-over-year.

“Level 3 saw good growth in enterprise Core Network Services revenue this quarter across all three of our regions, and it continues to be the key driver for our business,” said Jeff Storey, president and CEO of Level 3. “Demand remains healthy, and we had solid growth in Core Network Services sales this quarter.”

Financial Results

Metric ($ in millions)	Second Quarter 2013	Second Quarter 2012	First Quarter 2013
Core Network Services Revenue	$1,379	$1,357	$1,372
Wholesale Voice Services and Other Revenue	$186	$229	$205
Total Revenue	$1,565	$1,586	$1,577
Adjusted EBITDA(1)(2)	$387	$353	$386
Capital Expenditures	$208	$180	$169
Unlevered Cash Flow(1)	$153	$112	$28
Free Cash Flow(1)	$8	$3	$(162)
Gross Margin(1)	60.6%	59.1%	60.1%
Adjusted EBITDA Margin(1)	24.7%	22.3%	24.5%
Net Loss	$24	$62	$78
Net Loss Per Share	$0.11	$0.29	$0.36

(1)         See schedule of non-GAAP metrics for definition and reconciliation to GAAP measures

(2)         Excluding severance charges, Adjusted EBITDA was $400 million, $357 million and $389 million in the second quarter 2013, second quarter 2012, and first quarter 2013, respectively

Revenue

Core Network Services (CNS) Revenue ($ in millions)	Second Quarter 2013	Second Quarter 2012	Percent Change, Constant Currency	First Quarter 2013	Percent Change, Constant Currency
North America	$970	$956	1%	$967	—
Wholesale	$367	$382	(4)%	$372	(2)%
Enterprise	$603	$574	5%	$595	1%

EMEA	$220	$228	(2)%	$223	—
Wholesale	$88	$94	(5)%	$89	1%
Enterprise	$99	$91	9%	$97	3%
UK Government	$33	$43	(19)%	$37	(9)%

Latin America	$189	$173	14%	$182	6%
Wholesale	$40	$37	10%	$40	3%
Enterprise	$149	$136	14%	$142	6%

Total CNS Revenue	$1,379	$1,357	2%	$1,372	1%
Wholesale	$495	$513	(3)%	$501	(1)%
Enterprise(1)	$884	$844	6%	$871	2%

(1)   Includes EMEA UK Government

Core Network Services (CNS)

CNS revenue was $1.379 billion in the second quarter 2013, increasing approximately 2.4 percent year-over-year and 0.9 percent sequentially, both on a constant currency basis.

“We continued to see the enterprise channel drive our CNS revenue growth in the second quarter,” said Sunit Patel, CFO of Level 3. “On a constant currency basis, excluding UK government revenue, total enterprise CNS revenue grew 7.1 percent year-over-year and 2.4 percent sequentially, with strong growth across all three regions.

“Wholesale Voice Services revenue declined by $19 million sequentially and we expect further declines for the remainder of the year.”

Deferred Revenue

The deferred revenue balance was $1.132 billion at the end of the second quarter 2013, compared to $1.118 billion at the end of the second quarter 2012. The deferred revenue balance was $1.129 billion at the end of the first quarter 2013.

Cost of Revenue

Cost of revenue decreased to $616 million in the second quarter 2013, compared to $648 million in the second quarter 2012. For the first quarter 2013, cost of revenue was $629 million.

Gross margins continued to expand, increasing to 60.6 percent for the second quarter 2013, compared to 59.1 percent for the second quarter 2012. Gross margin was 60.1 percent for the first quarter 2013.

Selling, General and Administrative Expenses (SG&A)

Excluding non-cash compensation expense, SG&A expenses were $562 million in the second quarter 2013, compared to $585 million in the second quarter 2012 and $562 million for the first quarter 2013.

SG&A in the second quarter 2013 included $13 million of severance charges, of which $10 million were attributable to executive management changes made in the quarter. SG&A in the second quarter 2012 included $4 million of severance charges.

Excluding severance charges in the second quarter 2013 and the second quarter 2012, SG&A expenses declined by 5.5 percent year-over-year.

For the second quarter 2013, non-cash compensation expense was $48 million, including a $17 million charge related to the termination of Jim Crowe’s employment agreement. Non-cash compensation expense was $29 million and $37 million for the second quarter 2012 and first quarter 2013, respectively.

Adjusted EBITDA

Adjusted EBITDA was $387 million for the second quarter 2013, which included $13 million in severance and restructuring charges. This compared to $353 million for the second quarter 2012, which included $4 million of severance and restructuring charges. Excluding severance charges in both periods, Adjusted EBITDA grew 12 percent year-over-year.

Adjusted EBITDA margin expanded to 24.7 percent for the second quarter 2013, compared to 22.3 percent for the second quarter 2012. For the first quarter 2013, Adjusted EBITDA margin was 24.5 percent.

Excluding severance charges, Adjusted EBITDA margin expanded to 25.6 percent in the second quarter 2013 from 22.5 percent in the second quarter 2012.

Cash Flow and Liquidity

During the second quarter 2013, Unlevered Cash Flow was $153 million, compared to $112 million in the second quarter 2012.

Free Cash Flow was positive $8 million for the second quarter 2013, compared to positive $3 million in the second quarter 2012.

Capital expenditures were $208 million for the second quarter 2013, compared to $180 million for the second quarter 2012 and $169 million for the first quarter 2013.

As of June 30, 2013, the company had cash and cash equivalents of approximately $596 million.

Business Outlook

“We continue to expect sequential CNS revenue growth in 2013 to be generally stronger compared to 2012,” said Patel. “When we developed our original guidance for Adjusted EBITDA, we did not anticipate the executive management changes implemented during the second quarter. We did not factor the related $10 million of executive severance charges into our previous Adjusted EBITDA outlook.  As such, we continue to expect low double-digit Adjusted EBITDA percentage growth for the full year 2013 compared to the full year 2012, excluding those severance charges.

“We expect to be Free Cash Flow positive for the full year 2013, excluding payments related to our interest rate swap agreements, which are expected to be $45 million this year.

“Our GAAP interest expense is expected to be approximately $665 million and net cash interest expense is expected to be approximately $645 million for the full year 2013. Capital expenditures are expected to be approximately 12 percent of total revenue for the full year 2013, and we have updated our Depreciation and Amortization guidance for the full year to $800 million.

“In summary, given the strong CNS sales in the first half of the year, the reduced churn we expect in the second half and our continued focus on cost management, we remain confident with our 2013 Business Outlook.”

Conference Call and Web Site Information

Level 3 will hold a conference call to discuss the company’s first quarter 2013 results today at 10 a.m. ET. The conference call will be broadcast live on Level 3’s Investor Relations website at http://investors.level3.com/investor-relations/presentations-and-events/default.aspx.  Additional information regarding the second quarter 2013 results, including the presentation that management will review on the conference call, will be available on Level 3’s Investor Relations website. . If you are unable to join the call via the Web, the call can be accessed live at 1 877-283-5643 (U.S. Domestic) or 1 312-281-1201 (International). Questions can also be sent to Investor.Relations@Level3.com.

The call will be archived and available on Level 3’s Investor Relations website or can be accessed as an audio replay starting at 2 p.m. ET on July 31 until midnight ET on Sept. 1. The replay can be accessed by dialing 1 800-633-8284 (U.S. Domestic) or 1 402-977-9140 (International), conference code 21660691.

For additional information, please call 720-888-2518.

About Level 3 Communications

Level 3 Communications, Inc. (NYSE: LVLT) is a Fortune 500 company that provides local, national and global communications services to enterprise, government and carrier customers. Level 3’s comprehensive portfolio of secure, managed solutions includes fiber and infrastructure solutions; IP-based voice and data communications; wide-area Ethernet services; video and content distribution; data center and cloud-based solutions. Level 3 serves customers in more than 500 markets in 55 countries over a global services platform anchored by owned fiber networks on three continents and connected by extensive undersea facilities. For more information, please visit www.level3.com or get to know us on Twitter, Facebook and LinkedIn.

© Level 3 Communications, LLC. All Rights Reserved. Level 3, Level 3 Communications, Level (3) and the Level 3 Logo are either registered service marks or service marks of Level 3 Communications, LLC and/or one of its Affiliates in the United States and/or other countries.  Any other service names, product names, company names or logos included herein are the trademarks or service marks of their respective owners. Level 3 services are provided by subsidiaries of Level 3 Communications, Inc.

Website Access to Company Information

Level 3 maintains a corporate website at www.level3.com, and you can find additional information about the company through the Investors pages on that website at http://investors.level3.com/investor-relations/default.aspx.  Level 3 uses its website as a channel of distribution of important information about the company. Level 3 routinely posts financial and other important information regarding the company and its business, financial condition and operations on the Investor Relations web pages.

Visitors to the Investors Relations web pages can view and print copies of Level 3’s SEC filings, including periodic and current reports on Forms 10-K, 10-Q, 8-K, as soon as reasonably practicable after those filings are made with the SEC.

Copies of the charters for each of the Audit, Compensation and Nominating and Governance committees of Level 3’s Board of Directors, its Corporate Governance Guidelines, Code of Ethics, press releases and analysts and investor conference presentations are all available through the Investor Relations web pages.

Please note that the information contained on any of Level 3’s web sites is not incorporated by reference in, or considered to be a part of, any document unless expressly incorporated by reference in that document.

Forward-Looking Statement

Some statements made in this press release are forward-looking in nature and are based on management’s current expectations or beliefs. These forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside Level 3’s control, which could cause actual events to differ materially from those expressed or implied by the statements. Important factors that could prevent Level 3 from achieving its stated goals include, but are not limited to, the company’s ability to: successfully integrate the Global Crossing acquisition or otherwise realize the anticipated benefits thereof; manage risks associated with continued uncertainty in the global economy; maintain and increase traffic on its network; develop and maintain effective business support systems; manage system and network failures or disruptions; avert the breach of its network and computer system security measures; develop new services that meet customer demands and generate acceptable margins; defend intellectual property and proprietary rights; manage the future expansion or adaptation of its network to remain competitive; manage continued or accelerated decreases in market pricing for communications services; obtain capacity for its network from other providers and interconnect its network with other networks on favorable terms; attract and retain qualified management and other personnel; successfully integrate future acquisitions; effectively manage political, legal, regulatory, foreign currency and other risks it is exposed to due to its substantial international operations; mitigate its exposure to contingent liabilities; and meet all of the terms and conditions of its debt obligations. Additional information concerning these and other important factors can be found within Level 3’s filings with the Securities and Exchange Commission. Statements in this press release should be evaluated in light of these important factors. Level 3 is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact Information

Media:	Investors:
Francie Dudrey	Mark Stoutenberg
720-888-5434	720-888-2518
Francie.Dudrey@Level3.com	Mark.Stoutenberg@Level3.com

Non-GAAP Metrics

Pursuant to Regulation G, the company is hereby providing definitions of non-GAAP financial metrics and reconciliations to the most directly comparable GAAP measures.

The following describes and reconciles those financial measures as reported under accounting principles generally accepted in the United States (GAAP) with those financial measures as adjusted by the items detailed below and presented in the accompanying news release. These calculations are not prepared in accordance with GAAP and should not be viewed as alternatives to GAAP. In keeping with its historical financial reporting practices, the company believes that the supplemental presentation of these calculations provides meaningful non-GAAP financial measures to help investors understand and compare business trends among different reporting periods on a consistent basis.

In addition, measures referred to in the accompanying news release as being calculated “on a constant currency basis” or “in constant currency terms” are non-GAAP metrics intended to present the relevant information assuming a constant exchange rate between the two periods being compared. Such metrics are calculated by applying the currency exchange rates used in the preparation of the prior period financial results to the subsequent period results.

Consolidated Revenue is defined as total revenue from the Consolidated Statements of Operations.

Core Network Services Revenue includes revenue from colocation and datacenter services, transport and fiber, IP and data services, and voice services (local and enterprise).

Gross Margin ($) is defined as total revenue less cost of revenue from the Consolidated Statements of Operations.

Gross Margin (%) is defined as gross margin ($) divided by total revenue. Management believes that gross margin is a relevant metric to provide to investors, as it is a metric that management uses to measure the margin available to the company after it pays third party network services costs; in essence, a measure of the efficiency of the company’s network.

Adjusted EBITDA is defined as net income (loss) from the Consolidated Statements of Operations before income taxes, total other income (expense), non-cash impairment charges, depreciation and amortization and non-cash stock compensation expense.

Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by total revenue.

Adjusted EBITDA Metric

Q2 2013

(in millions)

Net Loss	$(24)
Income Tax Expense	11
Total Other Expense	153
Depreciation and Amortization	199
Non-Cash Stock Compensation	48
Adjusted EBITDA	$387

Adjusted EBITDA Margin	24.7%

Adjusted EBITDA Metric

Q1 2013

(in millions)

Net Loss	$(78)
Income Tax Expense	14
Total Other Expense	219
Depreciation and Amortization	194
Non-Cash Stock Compensation	37
Adjusted EBITDA	$386

Adjusted EBITDA Margin	24.5%

Adjusted EBITDA Metric

Q2 2012

(in millions)

Net Loss	$(62)
Income Tax Expense	8
Total Other Expense	187
Depreciation and Amortization	191
Non-Cash Stock Compensation	29
Adjusted EBITDA	$353

Adjusted EBITDA Margin	22.3%

Management believes that Adjusted EBITDA and Adjusted EBITDA Margin are relevant and useful metrics to provide to investors, as they are an important part of the company’s internal reporting and are key measures used by Management to evaluate profitability and operating performance of the company and to make resource allocation decisions.  Management believes such measures are especially important in a capital-intensive industry such as telecommunications.  Management also uses Adjusted EBITDA and Adjusted EBITDA Margin to compare the company’s performance to that of its competitors and to eliminate certain non-cash and non-operating items in order to consistently measure from period to period its ability to fund capital expenditures, fund growth, service debt and determine bonuses.  Adjusted EBITDA excludes non-cash impairment charges and non-cash stock compensation expense because of the non-cash nature of these items. Adjusted EBITDA also excludes interest income, interest expense and income taxes because these items are associated with the company’s capitalization and tax structures. Adjusted EBITDA also excludes depreciation and amortization expense because these non-cash expenses primarily reflect the impact of historical capital investments, as opposed to the cash impacts of capital expenditures made in recent periods, which may be evaluated through cash flow measures.  Adjusted EBITDA excludes the gain (or loss) on extinguishment of debt and other, net because these items are not related to the primary operations of the company.

There are limitations to using Adjusted EBITDA as a financial measure, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from the company’s calculations. Additionally, this financial measure does not include certain significant items such as interest income, interest expense, income taxes, depreciation and amortization, non-cash impairment charges, non-cash stock compensation expense, the gain (or loss) on extinguishment of debt and net other income (expense). Adjusted EBITDA and Adjusted EBITDA Margin should not be considered a substitute for other measures of financial performance reported in accordance with GAAP.

Unlevered Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures, plus cash interest paid and less interest income all as disclosed in the Consolidated Statements of Cash Flows or the Consolidated Statements of Operations. Management believes that Unlevered Cash Flow is a relevant metric to provide to investors, as it is an indicator of the operational strength and performance of the company and, measured over time, provides management and investors with a sense of the underlying business’ growth pattern and ability to generate cash.  Unlevered Cash Flow excludes cash used for acquisitions and debt service and the impact of exchange rate changes on cash and cash equivalents balances.

There are material limitations to using Unlevered Cash Flow to measure the company’s cash performance as it excludes certain material items such as payments on and repurchases of long-term debt, interest income, cash interest expense and cash used to fund acquisitions. Comparisons of Level 3’s Unlevered Cash Flow to that of some of its competitors may be of limited usefulness since Level 3 does not currently pay a significant amount of income taxes due to net operating losses, and therefore, generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable and accounts payable and capital expenditures. Unlevered Cash Flow should not be used as a substitute for net change in cash and cash equivalents in the Consolidated Statements of Cash Flows.

Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures as disclosed in the Consolidated Statements of Cash Flows. Management believes that Free Cash Flow is a relevant metric to provide to investors, as it is an indicator of the company’s ability to generate cash to service its debt. Free Cash Flow excludes cash used for acquisitions, principal repayments and the impact of exchange rate changes on cash and cash equivalents balances.

There are material limitations to using Free Cash Flow to measure the company’s performance as it excludes certain material items such as principal payments on and repurchases of long-term debt and cash used to fund acquisitions. Comparisons of Level 3’s Free Cash Flow to that of some of its competitors may be of limited usefulness since Level 3 does not currently pay a significant amount of income taxes due to net operating losses, and therefore, generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to interest expense, accounts receivable and accounts payable and capital expenditures. Free Cash Flow should not be used as a substitute for net change in cash and cash equivalents on the Consolidated Statements of Cash Flows.

Unlevered Cash Flow and Free Cash Flow
Three Months Ended June 30, 2013	Unlevered
($ in millions)	Cash Flow	Free Cash Flow

Net Cash Provided by Operating Activities	$216	$216
Capital Expenditures	$(208)	$(208)
Cash Interest Paid	$145	N/A
Interest Income	—	N/A
Total	$153	$8

Unlevered Cash Flow and Free Cash Flow
Three Months Ended March 31, 2013	Unlevered
($ in millions)	Cash Flow	Free Cash Flow

Net Cash Provided by Operating Activities	$7	$7
Capital Expenditures	$(169)	$(169)
Cash Interest Paid	$190	N/A
Interest Income	—	N/A
Total	$28	$(162)

Unlevered Cash Flow and Free Cash Flow
Three Months Ended June 30, 2012	Unlevered
($ in millions)	Cash Flow	Free Cash Flow

Net Cash Provided by Operating Activities	$183	$183
Capital Expenditures	$(180)	$(180)
Cash Interest Paid	$110	N/A
Interest Income	$(1)	N/A
Total	$112	$3

	Regional Revenue Distribution by Channel					2Q13/ 2Q12%	2Q13/ 2Q12 % Change Constant	2Q13/ 1Q13%	2Q13/ 1Q13% Change Constant	2Q13
	2Q12	3Q12	4Q12	1Q13	2Q13	Change	Currency	Change	Currency	% CNS
Core Network Services Revenue ($ in millions)
North America	$956	$963	$979	$967	$970	1.5%	1.4%	0.3%	0.3%	70.3%
Wholesale	$382	$386	$392	$372	$367	(3.9)%	(4.0)%	(1.3)%	(1.5)%	26.6%
Enterprise	$574	$577	$587	$595	$603	5.1%	5.1%	1.3%	1.3%	43.7%

EMEA	$228	$223	$228	$223	$220	(3.5)%	(1.8)%	(1.3)%	(0.1)%	16.0%
Wholesale	$94	$87	$87	$89	$88	(6.4)%	(4.9)%	(1.1)%	0.5%	6.4%
Enterprise	$91	$94	$99	$97	$99	8.8%	9.4%	2.1%	3.0%	7.2%
UK Government	$43	$42	$42	$37	$33	(23.3)%	(19.0)%	(10.8)%	(9.3)%	2.4%

Latin America	$173	$179	$184	$182	$189	9.2%	13.5%	3.8%	5.6%	13.7%
Wholesale	$37	$40	$41	$40	$40	8.1%	10.3%	0.0%	2.8%	2.9%
Enterprise	$136	$139	$143	$142	$149	9.6%	14.4%	4.9%	6.4%	10.8%

Total	$1,357	$1,365	$1,391	$1,372	$1,379	1.6%	2.4%	0.5%	0.9%	100.0%
Wholesale	$513	$513	$520	$501	$495	(3.5)%	(3.1)%	(1.2)%	(0.8)%	35.9%
Enterprise (1)	$844	$852	$871	$871	$884	4.7%	5.8%	1.5%	1.9%	64.1%

Total CNS	$1,357	$1,365	$1,391	$1,372	$1,379	1.6%	2.4%	0.5%	0.9%
Wholesale Voice Services and Other Revenue	$229	$225	$223	$205	$186	(18.8)%	(18.8)%	(9.3)%	(8.9)%
Total Revenue	$1,586	$1,590	$1,614	$1,577	$1,565	(1.3)%	(0.6)%	(0.8)%	(0.4)%

(1)          Includes EMEA UK Government Revenue.

	Level 3 Communications Summary Financial Results					2Q13/ 2Q12%	2Q13/ 1Q13%	2Q13
	2Q12	3Q12	4Q12	1Q13	2Q13	Change	Change	% CNS

Core Network Services Revenue ($ in millions)
Colocation and Datacenter Services	$139	$139	$145	$142	$145	4.3%	2.1%	10.5%
Transport and Fiber	$485	$491	$494	$484	$488	0.6%	0.8%	35.4%
IP and Data Services	$497	$502	$512	$510	$514	3.4%	0.8%	37.3%
Voice Services (local and enterprise)	$236	$233	$240	$236	$232	(1.7)%	(1.7)%	16.8%
Total Core Network Services	$1,357	$1,365	$1,391	$1,372	$1,379	1.6%	0.5%
Wholesale Voice Services and Other	$229	$225	$223	$205	$186	(18.8)%	(9.3)%
Total Revenue	$1,586	$1,590	$1,614	$1,577	$1,565	(1.3)%	(0.8)%

Debt is defined as total gross debt, including capital leases from the Consolidated Balance Sheet.

Net Debt to Last Twelve Months (LTM) Adjusted EBITDA Ratio is defined as debt, reduced by cash and cash equivalents and divided by LTM Adjusted EBITDA.

Level 3 Communications, Inc. and Consolidated Subsidiaries

Net Debt to LTM Adjusted EBITDA ratio as of June 30, 2013

(dollars in millions)

Debt	$8,580

Cash and Cash Equivalents	(596)

Net Debt	$7,984

LTM Adjusted EBITDA	$1,552

Net Debt to LTM Adjusted EBITDA Ratio	5.1

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
(dollars in millions, except per share data)	2013	2013	2012

Revenue	$1,565	$1,577	$1,586

Costs and Expenses (exclusive of depreciation and amortization shown separately below):
Cost of Revenue	616	629	648
Depreciation and Amortization	199	194	191
Selling, General and Administrative	610	599	614
Total Costs and Expenses	1,425	1,422	1,453

Operating Income	140	155	133

Other Income (Expense):
Interest income	—	—	1
Interest expense	(167)	(169)	(181)
Other, net	14	(50)	(7)
Total Other Expense	(153)	(219)	(187)

Loss Before Income Taxes	(13)	(64)	(54)

Income Tax Expense	(11)	(14)	(8)

Net Loss	$(24)	$(78)	$(62)

Basic and Diluted Net Loss per Share	$(0.11)	$(0.36)	$(0.29)

Shares Used to Compute Basic and Diluted Net Loss per Share (in thousands)	221,609	219,268	216,399

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(unaudited)

	June 30,	December 31,	June 30,
(dollars in millions)	2013	2012	2012

Assets

Current Assets:
Cash and cash equivalents	$596	$979	$733
Restricted cash and securities	7	8	8
Receivables, less allowances for doubtful accounts	721	714	689
Other	179	141	167
Total Current Assets	1,503	1,842	1,597

Property, Plant and Equipment, net	8,171	8,199	8,076
Restricted Cash and Securities	27	35	49
Goodwill	2,565	2,565	2,497
Other Intangibles, net	232	268	308
Other Assets	367	398	420
Total Assets	$12,865	$13,307	$12,947

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$688	$779	$698
Current portion of long-term debt	30	216	222
Accrued payroll and employee benefits	177	211	140
Accrued interest	192	209	225
Current portion of deferred revenue	226	251	250
Other	190	136	119
Total Current Liabilities	1,503	1,802	1,654

Long-Term Debt, less current portion	8,506	8,516	8,190
Deferred Revenue, less current portion	906	887	868
Other Liabilities	842	931	1,021
Total Liabilities	11,757	12,136	11,733

Stockholders’ Equity	1,108	1,171	1,214
Total Liabilities and Stockholders’ Equity	$12,865	$13,307	$12,947

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
(dollars in millions)	2013	2013	2012

Cash Flows from Operating Activities:
Net loss	$(24)	$(78)	$(62)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	199	194	191
Non-cash compensation expense attributable to stock awards	48	37	29
Accretion of debt discount and amortization of debt issuance costs	9	9	11
Accrued interest on long-term debt	13	(30)	60
Deferred income taxes	(16)	9	(4)
Gain on sale of property, plant and equipment and other assets	(1)	—	—
Other, net	(19)	17	12
Changes in working capital items:
Receivables	4	(29)	(17)
Other current assets	(8)	(25)	(5)
Payables	(48)	(45)	(23)
Deferred revenue	7	(3)	(10)
Other current liabilities	52	(49)	1
Net Cash Provided by Operating Activities	216	7	183

Cash Flows from Investing Activities:
Capital expenditures	(208)	(169)	(180)
Decrease in restricted cash and securities, net	5	3	3
Other	(14)	—	—
Net Cash Used in Investing Activities	(217)	(166)	(177)

Cash Flows from Financing Activities:
Long term debt borrowings, net of issuance costs	—	—	—
Payments on and repurchases of long-term debt	(13)	(186)	(16)
Proceeds from stock options exercised	—	—	—
Net Cash Used in Financing Activities	(13)	(186)	(16)

Effect of Exchange Rates on Cash and Cash Equivalents	—	(24)	(5)

Net Change in Cash and Cash Equivalents	(14)	(369)	(15)

Cash and Cash Equivalents at Beginning of Period	610	979	748

Cash and Cash Equivalents at End of Period	$596	$610	$733

Supplemental Disclosure of Cash Flow Information:
Cash interest paid	$145	$190	$110